Exhibit 4.14

June 27, 2025

Scage Future 2F, Building 6, No. 6 Fengxin Road, Yuhuatai District, Nanjing City, Jiangsu Province, China Attn: An Jimin Telephone No.: +86 13956222991 Email: scagepr@scagefd.com	Finnovate Acquisition Corp. 265 Franklin Street Suite 1702 Boston, MA Attn: Calvin Kung, Chief Executive Officer Telephone No.: +86 131-2230-7009 Email: calvin@estonecapital.com

Re: Closing Letter Agreement re: Business Combination Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Business Combination Agreement, dated as of August 21, 2023 (as amended on December June 18, 2024, October 31, 2024 and April 2, 2025, and as it may be further amended or supplemented from time to time, the “Business Combination Agreement”), by and among Finnovate Acquisition Corp., an exempted company incorporated with limited liability in the Cayman Islands (“Purchaser”), Scage Future, an exempted company incorporated with limited liability in the Cayman Islands (“Pubco”), Scage International Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), Hero 1, an exempted company incorporated with limited liability in the Cayman Islands and a direct wholly owned subsidiary of Pubco (the “First Merger Sub”), Hero 2, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (the “Second Merger Sub”) and Scage International Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”). Capitalized terms used but not otherwise defined in this letter agreement (this “Closing Agreement”) shall have the meanings ascribed to such terms in the Business Combination Agreement.

In consideration of the mutual promises and agreements contained in this Closing Agreement and the Business Combination Agreement, and for other good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, the undersigned hereby agree as follows:

1. Waiver Related to Covenants of Pubco and Purchaser. Reference is made to (i) Section 8.2(b) of the Business Combination Agreement, which make it a condition to the obligations of the Company, Pubco, First Merger Sub and Second Merger Sub to consummate the transactions contemplated by the Business Combination Agreement that Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date, (ii) Section 8.3(b) of the Business Combination Agreement, which make it a condition to the obligations of Purchaser to consummate the transactions contemplated by the Business Combination Agreement that Pubco shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date and (iii) Section 7.11(e) of the Business Combination Agreement whereby Purchaser and Pubco covenant to distribute the Registration Statement to Purchaser’s shareholders and, Purchaser shall call the Special Shareholder Meeting for a date no later than thirty (30) days following the effectiveness of the Registration Statement. The Company, Pubco, First Merger Sub and Second Merger Sub hereby acknowledge that the Special Shareholder Meeting was held on March 28, 2025 and hereby waive the conditions set forth in Sections 8.2(b) and 8.3(b) with respect to holding the Special Shareholder Meeting for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

2. Waiver of $5,000,001 Net Tangible Assets Closing Condition. Notwithstanding the condition to the Closing set forth in Section 8.1(k) of the Business Combination Agreement requiring Purchaser or Pubco to have consolidated net tangible assets of at least $5,000,001 (as calculated and determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to the Closing (after giving effect to the Redemption) or upon the Closing after giving effect to the Mergers (including the Redemption), or requiring Pubco to otherwise exempt from the provisions of Rule 419 promulgated under the Exchange Act (i.e. one of several exclusions from the “penny stock” rules of the SEC applies and the Purchaser relies on another exclusion), the Parties all hereby waive such condition to the Closing.

3. Waiver of Lock-Up Closing Condition. Notwithstanding the condition to the Closing set forth in Section 8.3(d) of the Business Combination Agreement requiring the Company to deliver a Seller Lock-Up Agreement from each Seller, Purchaser hereby acknowledges the receipt of lock-up agreements from the Sellers listed on attached Schedule A and waives the closing condition in Section 8.3(d) based on the lock-up agreements received.

4. Miscellaneous. Except as expressly provided in this Closing Agreement, all of the terms and provisions in the Business Combination Agreement and the Ancillary Documents, as amended, are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Closing Agreement does not constitute, directly or by implication, an amendment, modification or waiver of any provision of the Business Combination Agreement or any Ancillary Document, as amended, or any other right, remedy, power or privilege of any party to the Business Combination Agreement or any Ancillary Document, as amended, except as expressly set forth herein. This Closing Agreement and the Business Combination Agreement, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of hereof and thereof, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. The provisions of Sections 12.1 through 12.13 (excluding Section 12.11) and 12.16 of the Business Combination Agreement are hereby incorporated herein by reference and apply to this Closing Agreement as if all references to the “Agreement” contained therein were instead references to this Closing Agreement.

{Remainder of Page Intentionally Left Blank; Signature Page Follows}

To indicate your acceptance to the provisions of this Closing Agreement, please sign in the space provided below.

Sincerely,

Purchaser:

FINNOVATE ACQUISITION CORP.

By:	/s/ Calvin Kung
	Name:	Calvin Kung
	Title:	Chief Executive Officer

The Company:

SCAGE INTERNATIONAL LIMITED

By:	/s/ Chao Gao
Name:	Chao Gao
Title:	Chairman and Chief Executive Officer

Pubco:

SCAGE FUTURE

By:	/s/ Chao Gao
Name:	Chao Gao
Title:	Chairman and Chief Executive Officer

First Merger Sub:

HERO I

By:	/s/ Chao Gao
Name:	Chao Gao
Title:	Director

Second Merger Sub:

HERO II

By:	/s/ Chao Gao
Name:	Chao Gao
Title:	Director

Schedule A